Exhibit 99.1

DelMar Pharmaceuticals Announces Fiscal Second Quarter 2020 Financial Results and Recent Corporate Updates

SAN DIEGO, California, February 13, 2020 /PRNewswire/ -- DelMar Pharmaceuticals, Inc. (Nasdaq: DMPI) (“DelMar” or the “Company”), a biopharmaceutical company focused on the development of new solid tumor cancer therapies, announced its financial results for the three and six months ended December 31, 2019 and provided a corporate update.

“We are pleased with the pace of progress of both trials, which in some cases have enrolled patients faster than our previous forecasts. We are seeing rapid progress with encouraging survival benefits in both our Phase 2 trials per recent announcements and publications, and look forward to sharing our upcoming update of clinical data at the American Association for Cancer Research Annual Meeting being held in San Diego April 24 to 29,” commented Saiid Zarrabian, DelMar’s President and Chief Executive Officer. “Following a productive quarter, we continue to believe that our cash position will provide the runway to enable us to achieve topline results for two of our three patient groups in our two Phase 2 trials.”

RECENT CORPORATE UPDATES

●	January 2020 - Announced the publication of previously released interim clinical data in the February 2020 issue of peer-reviewed journal, Glioma. The article highlights results from the first 22 patients of our ongoing Phase 2 clinical study investigating the first-line treatment of VAL-083 with radiation therapy in newly-diagnosed, MGMT-unmethylated glioblastoma multiforme (“GBM”) being conducted at Sun Yat-sen University Cancer Center (“SYSUCC”) in China.

●	November 2019 – Provided positive interim clinical data and held Key Opinion Leader GBM summit at the Society for Neuro-Oncology annual meeting. The updated clinical data in two poster sessions included the following:

○	The first poster outlined the open-label, Phase 2 study of VAL-083 as a first-line treatment in newly-diagnosed, unmethylated GBM being conducted at SYSUCC.

○	The second poster outlined interim data from two groups of patients receiving VAL-083 in the open-label, Phase 2 study in recurrent and adjuvant unmethylated GBM settings being conducted at M.D. Anderson Cancer Center.

SUMMARY OF FINANCIAL RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2019

For the three months ended December 31, 2019, the Company reported a net loss of approximately $1.7 million, or $0.15 per share, compared to a net loss of approximately $1.8 million, or $0.75 per share, for the same period of 2018.

For the six months ended December 31, 2019, the Company reported a net loss of approximately $3.3 million, or $0.35 per share, compared to a net loss of approximately $3.8 million, or $1.63 per share, for the same period of 2018.

Selected Balance Sheet data

	December 31, 2019	June 30, 2019
	$	$
Cash and cash equivalents	6,348,038	3,718,758
Working capital	5,474,182	1,955,468
Total assets	6,508,067	4,037,255
Total stockholders’ equity	5,480,642	1,967,530

Selected Statement of operations data

For the three months ended

	December 31,	December 31,
	2019	2018
	$	$
Research and development	712,193	947,249
General and administrative	1,053,747	874,884
Other income	(25,889)	(12,436)
Net loss for the year	1,740,051	1,809,697
Series B Preferred stock dividend	2,552	16,190
Net loss attributable to common stockholders	1,742,603	1,825,887
Basic weighted average number of shares	11,407,744	2,424,222
Basic and fully diluted loss per share	0.15	0.75

For the six months ended

	December 31,	December 31,
	2019	2018
	$	$
Research and development	1,433,668	1,966,369
General and administrative	1,967,375	1,861,354
Other income	(55,121)	(26,222)
Net loss for the year	3,345,922	3,801,501
Series B Preferred stock dividend	4,598	52,275
Net loss attributable to common stockholders	3,350,520	3,853,776
Basic weighted average number of shares	9,473,153	2,360,566
Basic and fully diluted loss per share	0.35	1.63

At December 31, 2019, the Company had cash and cash equivalents of approximately $6.3 million. In August 2019, the Company completed an underwritten public offering for net proceeds of approximately $6.6 million. The cash and cash equivalents at December 31, 2019 are expected to be sufficient to fund the Company’s planned operations into the fourth quarter of calendar year 2020.

DelMar’s financial statements as filed with the U.S. Securities Exchange Commission can be viewed on the Company’s website at: http://ir.delmarpharma.com/all-sec-filings.

ABOUT DELMAR PHARMACEUTICALS, INC.

Located in San Diego, California, DelMar is focused on the development and commercialization of new therapies for cancer patients who have limited or no treatment options. By focusing on understanding tumor biology and mechanisms of treatment resistance, the Company identifies biomarkers to personalize new therapies in indications where patients are failing, or are unable to tolerate, standard-of-care treatments.

The Company’s current pipeline is based around VAL-083, a “first-in-class”, small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers, including central nervous system, ovarian and other solid tumors (e.g. NSCLC, bladder cancer, head & neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on DelMar’s internal research programs and these prior NCI-sponsored clinical studies, the Company is conducting clinical trials to support the development and commercialization of VAL-083 to solve significant unmet medical needs.

VAL-083 is being studied in two collaborator-supported, biomarker-driven Phase 2 clinical trials for MGMT-unmethylated GBM. Overcoming MGMT-mediated resistance represents a significant unmet medical need in the treatment of GBM. In addition, DelMar has announced the allowance of a separate IND for VAL-083 as a potential treatment for platinum-resistant ovarian cancer.

Further information on DelMar’s clinical trials can be found on clinicaltrials.gov: https://www.clinicaltrials.gov/ct2/results?cond=&term=val-083&cntry1=&state1=&recrs

For additional information, please visit http://delmarpharma.com/; or contact DelMar Pharmaceuticals Investor Relations: ir@delmarpharma.com / (604) 629-5989.

SAFE HARBOR STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the status of the Company’s clinical trials and the reporting of the results. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended June 30, 2019, the Company’s Quarterly Reports on Form 10-Q, and the Company’s Current Reports on Form 8-K.

CONTACTS:

Investors:
John Marco
Managing Director
CORE IR
516-222-2560
johnm@coreir.com

Media:
Jules Abraham
Director of Public Relations
CORE IR
917-885-7378
julesa@coreir.com

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